Instructions for Withdrawal
of
Previously Tendered Shares of Common Stock
of
Liberty All-Star® Growth Fund, Inc.

If you tendered to Liberty All-Star® Growth Fund, Inc., a Maryland corporation (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 25% of its outstanding shares of common stock, par value $0.10 per share (the “Common Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 25, 2012 and the related Letter of Transmittal, and you wish to withdraw all or any of your shares of Common Stock, please fill out the attached Notice of Withdrawal.  If your Common Stock is registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Common Stock.

1.   Withdrawal.  If you have tendered your Common Stock pursuant to the Offer, you may withdraw your shares of Common Stock previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Common Stock is registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Stock.

2.   Delivery of Notice of Withdrawal.  Computershare Trust Company, N.A. (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on July 24, 2012 (the “Expiration Date”), which is the expiration date of the Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Common Stock. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.  If your Common Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Stock.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Stock.

3.   Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the person who tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of Common Stock, if different from that of the person who tendered such Common Stock.  If the Common Stock to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Common Stock tendered by book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Common Stock tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Stock.  In addition, such notice must specify, in the case of Common Stock tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Common Stock) and the number of shares of Common Stock to be withdrawn or, in the case of Common Stock tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-

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Entry Transfer Facility”) to be credited with the withdrawn Common Stock.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

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2

NOTICE OF WITHDRAWAL

of Shares of Common Stock
of
Liberty All-Star® Growth Fund, Inc.

Previously Tendered
Pursuant to the Offer to Purchase Dated June 25, 2012

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON
TUESDAY, JULY 24, 2012, UNLESS EXTENDED
This Notice of Withdrawal is Submitted to:
Computershare Trust Company, N.A.

By First Class Mail, By Overnight Courier or By Facsimile:

By First Class Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	By Registered Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	By Facsimile: (For Eligible Institutions only): (617)360-6810 Confirmation of Facsimile: (781) 575 -2332

DESCRIPTION OF COMMON STOCK WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Stock Withdrawn**
1 ☐ All 2 ☐ Partial: _______________
*	Need not be completed by holders of Common Stock withdrawing by book-entry transfer.
**	Unless otherwise indicated, it will be assumed that all Common Stock held in Direct Registration System, including any Common Stock held in the Fund’s distribution reinvestment plan (“DRIP”), is being withdrawn.

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This Notice of Withdrawal is to be completed if you tendered shares of common stock, par value $0.10 per share (the “Common Stock”), of Liberty All-Star® Growth Fund, Inc., a Maryland corporation, in connection with its offer to purchase for cash up to 25% of its outstanding Common Stock.

Signatures are required on the next page.

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 NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date:  ____________________________, 2012

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Common Stock has been delivered to the Depositary)
[For use by financial institutions only.  Place medallion guarantee in space below.]

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